Exhibit 99.1 DeAnne Gabel Director - Investor Relations

Investor Update	Issue Date: September 22, 2010

This investor update provides information on Continental's guidance for the third quarter and full year 2010 on a standalone basis, and does not take into account the effect of purchase accounting or other changes resulting from the proposed merger of a wholly-owned subsidiary of UAL Corporation with and into Continental (“the Merger”).

Advanced Booked Seat Factor (Percentage of Available Seats that are Sold)
Compared to the same period last year, for the next six weeks, mainline domestic advanced booked seat factor is down 0.6 points, mainline international advanced booked seat factor is up 0.8 points, mainline Latin advanced booked seat factor is down 2.9 points, Transatlantic advanced booked seat factor is up 0.5 points, Pacific advanced booked seat factor is up 9.3 points, and Regional advanced booked seat factor is up 0.6 points.

Unrestricted Cash, Cash Equivalents and Short Term Investments Balance
The Company anticipates ending the third quarter of 2010 with an unrestricted cash, cash equivalents and short-term investments balance of between $4.1 and $4.2 billion.

Cargo, Mail, and Other Revenue
The Company's Cargo, Mail, and Other Revenue for the third quarter of 2010 is estimated to be about $390 million.

Available Seat Miles (ASMs)	2010 Estimate
	Year-over-Year % Change
	3rd Qtr.	Full Year
Mainline
Domestic	(1.3%)	(0.9%)
Latin America	0.4%	5.0%
Transatlantic	3.8%	0.3%
Pacific	0.8%	5.0%
Total Mainline	0.6%	0.9%

Regional	0.6%	About flat

Consolidated
Domestic	(0.7%)	(0.5%)
International	2.1%	2.3%
Total Consolidated	0.6%	0.8%

The Company’s international capacity increase is primarily due to the run-rate of international routes added in 2009 and the restoration of the Company's full schedule to Mexico following its capacity pulldown last year related to H1N1.

The information below does not take into account
the effect of purchase accounting or other changes
resulting from the proposed Merger

Load Factor	3rd Qtr. 2010 (E)			Full Year 2010 (E)
Domestic	86%	-	87%	84%	-	85%
Latin America	83%	-	84%	81%	-	82%
Transatlantic	87%	-	88%	83%	-	84%
Pacific	85%	-	86%	82%	-	83%
Total Mainline	86%	-	87%	83%	-	84%

Regional	80%	-	81%	78%	-	79%

Consolidated	85%	-	86%	83%	-	84%

Continental's month-to-date consolidated load factor is updated daily and can be found on www.continental.com on the Investor Relations page under the About Continental menu.

CASM Mainline Operating Statistics	2010 Estimate (cents)
	3rd Qtr.			Full Year
CASM	11.19	-	11.24	11.33	-	11.38
Special Items per ASM (a)	0.00			(0.04)
CASM Less Special Items (b)	11.19	-	11.24	11.29	-	11.34
Aircraft Fuel & Related Taxes per ASM	(3.17)			(3.16)
CASM Less Special Items and Aircraft Fuel and Related Taxes (c)	8.02	-	8.07	8.13	-	8.18

CASM Consolidated Operating Statistics

CASM	12.00	-	12.05	12.17	-	12.22
Special Items per ASM (a)	0.00			(0.03)
CASM Less Special Items (b)	12.00	-	12.05	12.14	-	12.19
Aircraft Fuel & Related Taxes per ASM	(3.40)			(3.38)
CASM Less Special Items and Aircraft Fuel and Related Taxes (c)	8.60	-	8.65	8.76	-	8.81

(a) Special items include special charges and merger-related costs.  Special items for the six months ended June 30, 2010, which are included in the full year estimates above, consist of $6 million of aircraft-related charges, net, $10 million of severance and other, and $18 million of merger-related costs.
(b) Cost per available seat mile less special items is computed by dividing operating expenses excluding special items by available seat miles. These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(c) Cost per available seat mile less special items and aircraft fuel and related taxes is computed by dividing operating expenses excluding special items and aircraft fuel and related taxes by available seat miles.  This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility.  Both the cost and availability of fuel are subject to many economic and political factors beyond Continental's control.

Selected Expense Amounts (Consolidated Expense) ($Millions)	2010 Estimate Amounts
	3rd Qtr	Full Year
Aircraft Rent	$230	$919
Depreciation & Amortization	$125	$507
Net Interest Expense*	$95	$363
*Net Interest Expense includes interest expense, capitalized interest and interest income.

The information below does not take into account
the effect of purchase accounting or other changes
resulting from the proposed Merger

Fuel Hedges - As of September 20, 2010
As of September 20, 2010, the Company's projected consolidated fuel requirements were hedged as follows:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price (per gallon)

Third Quarter 2010
WTI crude oil swaps	22%	$1.90	22%	$1.90
Jet fuel swaps	14%	$2.11	14%	$2.11
WTI crude oil call options	22%	$2.22	n/a	n/a
Total	58%		36%
Fourth Quarter 2010
WTI crude oil swaps	21%	$1.81	21%	$1.81
Jet fuel swaps	19%	$2.13	19%	$2.13
WTI crude oil call options	22%	$2.28	n/a	n/a
WTI crude oil collars	6%	$2.38	6%	$1.73
Total	68%		46%
First Quarter 2011
WTI crude oil swaps	19%	$1.84	19%	$1.84
WTI crude oil call options	16%	$2.21	n/a	n/a
WTI crude oil collars	9%	$2.33	9%	$1.59
Total	44%		28%
Second Quarter 2011
WTI crude oil swaps	7%	$1.91	7%	$1.91
WTI crude oil call options	9%	$2.17	n/a	n/a
WTI crude oil collars	8%	$2.25	8%	$1.55
Total	24%		15%
Full Year 2011
WTI crude oil swaps	6%	$1.86	6%	$1.86
WTI crude oil call options	6%	$2.20	n/a	n/a
WTI crude oil collars	4%	$2.29	4%	$1.57
Total	16%		10%

Fuel Requirements (Gallons)	2010 Estimate
	3rd Qtr.	Full Year
Mainline	371 million	1,407 million
Regional	75 million	287 million

Consolidated Fuel Price per Gallon (including fuel taxes and	$2.22	$2.21
impact of hedges)

The information below does not take into account
the effect of purchase accounting or other changes
resulting from the proposed Merger

Variable Compensation
Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing) resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations.  The closing stock price of $22.34 on August 31, 2010 was used in estimating the expense impact of the awards for the Company's 2010 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from August 31, 2010 will result in an increase or decrease of approximately $2 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the third quarter 2010.  For more information regarding these awards, including performance periods and how the Company accrues for the awards, see the Company's 2009 Form 10-K.

Pension Expense and Contributions
As of September 22, 2010, the Company has contributed $153 million to its tax-qualified defined benefit pension plans.  The Company’s remaining minimum funding requirements for calendar year 2010 are $20 million.

The Company estimates that its non-cash pension expense will be approximately $215 million for 2010.  This amount excludes non-cash settlement charges related to lump-sum distributions.  Settlement charges are possible during 2010, but the Company is not able at this time to estimate the amount of these charges.

Debt and Capital Leases
As of September 22, 2010, expected debt and capital lease payments for the full year 2010 are $1,176 million, with $151 million and $259 million paid in the first quarter and second quarter of 2010, respectively, and approximately $425 million and $341 million expected in the third and fourth quarters of 2010, respectively.

Continental Airlines, Inc. Tax Computation
Generally, the Company's ability to record a tax benefit on net losses is limited by its net deferred tax position.  The Company previously recorded the maximum available deferred tax benefit permitted by its prior net deferred tax liability position.  Subsequent losses will generally not be benefitted until the Company re-establishes a net deferred tax liability.  Subsequent pretax income, when considered along with subsequent other comprehensive income, will generally not carry tax expense until the Company exhausts its unbenefitted net deferred tax assets via release of valuation allowance.

An exception exists in the event the Company generates a loss from continuing operations while generating other comprehensive income.  Under this circumstance, accounting rules require the Company to record a tax benefit on the loss from continuing operations and a tax expense on other comprehensive income.  The tax benefit is non-cash and is reported on the income statement while the tax expense is non-cash and is recorded directly to other comprehensive income, which is a component of stockholders’ equity.  Items of other comprehensive income broadly include changes in the fair value of the Company’s hedging instruments and changes in the Company’s pension liability resulting from, among other things, changes in actuarial assumptions and the fair value of the pension plan assets.  Because these items are generally not known until late in the year, any applicable amount would likely be recorded only during the fourth quarter.

Cash Capital Expenditures ($Millions)	2010 Estimate
Fleet Related	$295
Non-Fleet	105
Net Capital Expenditures*	$400
Net Purchase Deposits Paid/(Refunded)	(5)
Total Cash Expenditures	$395

*Includes rotable parts and capitalized interest

The information below does not take into account
the effect of purchase accounting or other changes
resulting from the proposed Merger

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Third Quarter 2010 (Millions)
Quarterly	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $122	140	167	$7
Between $31 - $122	140	163	$4
Between $30 - $31	140	154	$2
Under $30	140	143	--
Net Loss	140	140	--

Full Year 2010 (Millions)
Year-to-date	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $478	140	167	$35
Between $207 - $478	140	163	$22
Between $119 - $207	140	154	$10
Under $119	140	143	--
Net Loss	140	140	--

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the company’s current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company’s 2009 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the risks and uncertainties relating to the company’s proposed merger with a subsidiary of UAL Corporation, including the restrictions on the conduct of the company’s business pending the merger, the potential loss of management and other key personnel, and the potential failure of the merger to close in the expected time frame or at all, the risks and uncertainties relating to the company generally, including the potential for significant volatility in the cost of aircraft fuel, the consequences of its high leverage and other significant capital commitments, its high labor and pension costs, delays in scheduled aircraft deliveries, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and the risks and uncertainties relating to the airline industry, including continuing weakness in the U.S. and global economies, the airline pricing environment, terrorist attacks, regulatory matters, excessive taxation, industry consolidation and airline alliances, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.